                                                                    EXHIBIT 12-1


               MICHIGAN CONSOLIDATED GAS COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)



                                                       Twelve Months Ended      Twelve Months Ended       Twelve Months Ended
                                                       -------------------      -------------------       -------------------
                                                          June 30, 1998          December 31, 1997         December 31, 1996
                                                          -------------          -----------------         -----------------
EARNINGS AS DEFINED (1)
Net Income .....................................             $128,267                 $125,630                   $122,239
Fixed charges ..................................               59,197                   57,905                     53,831
                                                             --------                 --------                   --------
  Earnings as defined ..........................             $187,464                 $183,535                   $176,070
                                                             ========                 ========                   ========

FIXED CHARGES AS DEFINED (1)
Interest on long-term debt .....................             $ 47,586                 $ 47,024                   $ 43,163
Interest on other borrowed funds ...............                9,063                    8,664                      8,012
Amortization of debt discounts, premium
  and expense ..................................                1,003                    1,032                      1,081
Interest implicit in rentals (2) ...............                1,545                    1,185                      1,575
                                                             --------                 --------                   --------
  Fixed charges as defined .....................             $ 59,197                 $ 57,905                   $ 53,831
                                                             ========                 ========                   ========

Ratio of Earnings to Fixed Charges .............                 3.17                     3.17                       3.27
                                                             ========                 ========                   ========

Notes:
(1) Earnings and fixed charges are defined and computed in accordance with Item 503 of Regulation S-K.

(2) This amount is estimated to be a reasonable approximation of the interest portion of rentals.

MichCon is a guarantor of certain other debt. Fixed charges related to such debt are deemed to be immaterial and therefore have been excluded from the above ratios.